Exhibit 4.9

Addendum and Amendment No. 1 to the Loan Agreement Dated
February 18, 2010
Entered into in Ramat Gan as of the 14th day of April 2010

By and between

Entities Within the Migdal Insurance and Financial Holdings Ltd. Group Pro Rata Among Themselves
All as set forth in Appendix A to the Original Agreement
Whose address is 4 Efal Street, Kiryat Arye, Petach Tikva
Each severally, with respect to its portion of the Loan, as set forth in the Appendix (and not jointly and severally)
(hereinafter, the "Lender")
Of the first part;

  And

B Communications (SP1) Ltd. Company No. 514405414
Whose address is 2 Dov Friedman Street, Ramat Gan
(Hereinafter, the "Borrower")
Of the second part;

WHEREAS, on February 18, 2010, a Loan Agreement was executed between the parties (hereinafter, the "Original Agreement"); and

WHEREAS, the parties wish to amend and add to the Original Agreement;

NOW, THEREFORE, the parties stipulate and agree as follows:

Provision of the Loan

1.	Unless explicitly stated otherwise in this Amendment No. 1, the terms in this Amendment No. 1 shall have the meaning ascribed to them in the Original Agreement.

2.
Notwithstanding Section 7.5 of the Original Agreement, the Borrower hereby instructs the Lender (subject to the satisfaction of the conditions for providing the First Installment) to provide the Borrower with the Loan in its entirety, in a single installment, in the following manner:

2.1.	A total of NIS 22,500,000 shall be transferred by way of a Real Time Gross Settlement ("RTGS") transfer to the Encumbered Account, as set forth in Section 7.5 of the Original Agreement.

2.2.
A total of NIS 477,500,000 shall be transferred by way of an RTGS to the Purchaser's bank account, the details of which are as follows: account no.  [         ] in Bank Hapoalim Ltd., Central Branch (600), IBAN No. [IL790126000000000634993] (hereinafter, the "Purchaser's Account").

Pursuant to the provisions of Section 2.15 of the Original Agreement, the Borrower hereby notifies the Lender that the details of the Encumbered Account are as follows: account no.  [         ] in Israel Discount Bank Ltd., Kikar Hayahalom Branch (123), IBAN No. [IL490111230000093053292].

3.
The Borrower represents and warrants that its request to provide a portion of the Loan to the Purchaser's Account, as aforementioned, was designed to facilitate the money transfer process and the actions to be performed on the date of consummation of the transaction under the Bezeq Purchase Agreement, and that the transfer of the Loan in its entirety to the Purchaser's Account and the Encumbered Account is equivalent to the provision of the Loan to the Borrower under the terms of the Original Agreement for all intents and purposes.

4.
Without derogating from the generality of the foregoing, the words "in the Bank Account" in Section 7.6 of the Original Agreement shall be deemed to have been replaced with the words "in the Bank Account and the Purchaser's Account, in accordance with Section 2 of Addendum No. 1 of the Original Agreement."

5.
In addition, in light of the Lender's consent to provide the Loan immediately prior to the provision of the Bank Debt to the Purchaser despite Section 7.2 of the Original Agreement, such that the Loan amounts are held by the Borrower and the Purchaser in trust for the Lender until such time as the Bank Debt is provided to the Purchaser, the Borrower undertakes that in the event the Loan is provided at such time, as aforementioned, and, after the provision thereof AP.SB.AR. Irrevocable Instruction, as defined below, is not performed for any reason whatsoever by 11:59 p.m. on April 14, 2010, then the Borrower shall immediately return to the Lender (on April 15, 2010) the entire Loan amount without the need for any demand or action on the part of the Lender. It shall do so by RTGS transfer to the account whose details are as follows: account no.  [         ] at the Montefiore branch (781) of Bank Hapoalim Ltd., under the name of Amit, Pollak, Matalon Trust for Migdal Insurance Company Ltd. (IBAN: IL90-0127-8100-0000-0317-703).

As a condition for the Lender's provision of the Loan and without derogating from the Borrower's above undertaking: (a) the Borrower shall provide the Lender with a letter of undertaking, in the form attached as Appendix A to this Addendum No. 1, signed by the Purchaser, pursuant to which the Purchaser shall return to the Lender a total of NIS 477,500,000 in the aforementioned event; and (b) the Lender shall be provided irrevocable instructions from the Purchaser to Bank Hapoalim Ltd. and to Bank Hapoalim Ltd. (as Facility Agent), in the form attached as Appendix B to this Addendum No. 1, approved by Bank Hapoalim Ltd. The Lender shall sign the aforementioned instructions, granting its consent thereto.

In this Section, "AP.SB.AR. Irrevocable Instruction" shall mean irrevocable instructions which the Purchaser shall give to Bank Hapoalim Ltd. (in its capacity as Facility Agent) immediately after the Purchaser's Account is credited, as set forth in Section 2 above, to credit the Sellers' account(s) in consideration for shares of Bezeq which are purchased in accordance with the provisions of the Bezeq Purchase Agreement, upon receiving the approval of Bezeq's secretary for the appointment of directors to the Board of Directors of Bezeq (the form of the Ap.Sb.Ar. Irrevocable Instruction is attached hereto as Appendix C).

Correction of Typing Error

6.	In Section 6.6.6 of the Original Agreement, the digit "0" shall be replaced by the number "6.6.4."

Surpluses in the Purchaser's Account

7.
The Borrower declares that the equity capital it provided to the Purchaser, together with the Loan amount which it shall provide the Purchaser on the Closing Date as a shareholder loan, shall leave a surplus in the Purchaser's Account, after payment of the purchase consideration to the Sellers pursuant to the Bezeq Purchase Agreement, in an amount of NIS 122 million (it is clarified that this amount includes a total of NIS 100 million, which is included in the Permitted Expenses pursuant to Section 5.7(b) of the Original Agreement) (hereinafter, the "Surplus Amount"). As part of the amendment to the Bank Financing Agreement, it is was determined, inter alia, that with respect to a total of NIS 55 million from the Surplus Amount, the Purchaser shall be entitled to provide all or part of such amount as a loan to Smile (the "Loan to Smile").

8.
The Lender consents to the provisions of Section 7 notwithstanding anything to the contrary in the Original Agreement, and it agrees that the Purchaser may provide the Loan to Smile without transferring monies via the Encumbered Account. The Lender shall execute any document reasonably required by the Borrower in order to exclude all or part of the Surplus Amount from the Irrevocable Instruction to pay the Purchaser's Surpluses into the Encumbered Account, which was furnished to the bank in which the Account is managed, pursuant to the provisions of Section 5.7 of the Original Agreement. In the event all or part of the Surplus Amount reaches the Encumbered Account, pursuant to the aforementioned Irrevocable Instruction, it may be released from the Account at the Borrower's discretion.

The Borrower is aware that the foregoing consent for use of all or part of the Surplus Amount, as set forth above, is a one-time consent, exclusive to the above circumstances, and such consent is not to be interpreted in any manner that enables the Company to perform other similar actions if they are not in accordance with the provisions of the Original Agreement.

Miscellaneous

9.	The parties agreed that "B. Communications Ltd." shall replace "012 Smile. Communication Ltd." in the definition of the term "Smile."

10.	For the avoidance of doubt, nothing in this Addendum No. 1 derogates from or modifies the conditions for the provision of the Loan.

11.	There shall be no change to the remaining provisions of the Original Agreement.

IN WITNESS WHEREOF, the parties hereto affix their signature:

(-)	(-)
B. Communications (SP1) Ltd.	Migdal Insurance Company Ltd. For profit-participation policies (-)
Migdal Insurance Company Ltd. For Nostro (-)
Migdal Makefet Pension and Provident Fund Ltd. (-)
Migdal Management of Provident Funds Ltd. (-)
New Makefet Provident Fund Management Ltd. (-)
Yozma Pension Fund for Self Employed Ltd.

Signature Confirmation

I, the undersigned, Ami Barlev, Adv., who serves as the legal counsel for the Borrower, hereby confirm that the document entitled "Addendum and Amendment No. 1 to the Loan Agreement Dated February 18, 2010," was duly executed by the Borrower, by means of Messrs. Or Elovitch, ID No. 038475117 and Amikam Shorer, ID No. 059821988, who are duly authorized to sign on behalf of the Borrower and bind it to this Agreement. The aforementioned signatures on this Agreement obligate the Borrower for all intents and purposes.

(-) Ami Barlev, Attorney License No. 43053
Signature and stamp